Exhibit 99.1

N E W S    R E L E A S E

FOR IMMEDIATE RELEASE	Contact:	Steven E. Nielsen, President and CEO H. Andrew DeFerrari, Senior Vice President and CFO (561) 627-7171

Palm Beach Gardens, Florida	April 26, 2016

DYCOM INDUSTRIES, INC. ANNOUNCES COMPLETION OF EXISTING
STOCK REPURCHASE PROGRAM AND AUTHORIZATION OF A NEW
$100 MILLION STOCK REPURCHASE PROGRAM

Palm Beach Gardens, Florida, April 26, 2016 - Dycom Industries, Inc. (NYSE:DY) announced today that it has exhausted its previously authorized $100 million stock repurchase program. Under this program, the Company repurchased a total of 1,557,354 shares of its common stock in open market transactions during the third quarter of fiscal 2016. These shares were repurchased at an average price of $64.21 per share. On April 26, 2016, the Company’s Board of Directors authorized a new $100 million stock repurchase program. Repurchases under the new program are authorized to be made over the next eighteen (18) months in open market or private transactions, including through accelerated share repurchase agreements with one or more counterparties from time to time. The exact timing and amount of repurchases will depend on market conditions and other factors. As of April 25, 2016, the Company had 31,342,313 shares of common stock outstanding, excluding the dilutive effect of stock options and unvested restricted stock.

Dycom is a leading provider of specialty contracting services throughout the United States and in Canada. These services include project management, engineering, construction, maintenance and installation services for telecommunications providers, underground facility locating services for various utilities, including telecommunications providers, and other construction and maintenance services for electric and gas utilities.

This press release contains forward-looking statements as contemplated by the 1995 Private Securities Litigation Reform Act. These statements are based on management’s current expectations, estimates and projections. Forward-looking statements are subject to risks and uncertainties that may cause actual results in the future to differ materially from the results projected or implied in any forward-looking statements contained in this press release. The most significant of these risks and uncertainties are described in our Form 10-K, Form 10-Q and Form 8-K reports (including all amendments to those reports) and include business and economic conditions and trends in the telecommunications industry affecting our customers, expected benefits and synergies of acquisitions, the future impact of any acquisitions or dispositions, the anticipated outcome of other contingent events, including litigation, liquidity and other financial needs, the availability of financing, and the other risks and uncertainties detailed from time to time in our filings with the Securities and Exchange Commission. The Company does not undertake to update forward-looking statements.